EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PG&E Corporation on Form S-3 of our reports dated February 18, 2004 (March 1, 2004 as to the last three paragraphs of Note 1 and June 18, 2004 as to the first three paragraphs of  “Adoption of New Accounting Policies” in Note 1), (which reports express an unqualified opinion and include explanatory paragraphs relating to accounting changes, a revision of revenues and expenses of discontinued operations to the 2002 and 2001 financial statements of PG&E Corporation and going concern uncertainties), appearing in the current report on Form 8-K dated June 18, 2004 (of PG&E Corporation and Pacific Gas and Electric Company) and to the reference to us under the heading of “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
__________________________
DELOITTE & TOUCHE LLP

San Francisco, California
December 20, 2004